Exhibit 99.1

 ®

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2020

■ First Quarter 2020 Revenue:	$2.28 billion; up 9%
■ First Quarter 2020 Operating Income:	$155 million; down 8%
■ First Quarter 2020 EPS:	$0.98 vs. $1.09

LOWELL, Ark., April 14, 2020 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2020 net earnings of $104.8 million, or diluted earnings per share of $0.98 vs. first quarter 2019 net earnings of $119.6 million, or $1.09 per diluted share.

Total operating revenue for the current quarter was $2.28 billion compared with $2.09 billion for the first quarter 2019. Current quarter total operating revenue, excluding fuel surcharges, increased 10% vs. first quarter 2019. A 7% increase in load volume in Intermodal (JBI), partially offset by a 1% decrease in revenue per load, contributed to a 6% increase in segment revenue versus the prior year period. Dedicated Contract Services (DCS) segment revenue increased by 10% over the prior year primarily from additional customer contracts and higher fleet utilization. The newly reported Final Mile Services (FMS) segment increased revenue 39% over the prior year, primarily from the February 2019 and December 2019 acquisitions. Integrated Capacity Solutions (ICS) segment revenue increased 12% primarily from a 2% increase in load growth and a favorable change in customer freight mix. Truck (JBT) segment revenue increased 3% primarily from a 15% increase in load growth, offset by lower rates and changes in customer mix.

Total freight transactions in the Marketplace for J.B Hunt 360° increased to $294 million in the first quarter 2020 compared to $199 million in the prior year quarter. ICS revenue on the platform increased to $235 million with an approximate 44% increase in volume versus the year ago period. JBI and JBT executed approximately $34 million and $25 million, respectively, of their third-party dray and independent contractor costs through the platform during the quarter.

Operating income for the current quarter totaled $154.7 million versus $167.8 million for the first quarter 2019. First quarter 2020 operating income included a $12.3 million charge for a one-time bonus to employee drivers and certain personnel at field operations and customer facilities supporting the drivers who have kept the country’s freight moving during the COVID-19 pandemic, an $8.2 million pre-tax accrual related to our adjusted calculation of the revenue divisions owed to BNSF Railway Company for 2019 under the final award, and $3.4 million of additional stock compensation expense related to the acceleration of equity award vesting for executive retirements. The benefit from increased revenues was offset by cost increases in rail purchase transportation rates; lower gross margins in ICS; increased technology spend on new applications, primarily in ICS, and legacy system upgrades across all segments; increased driver wages and higher salary and wage expenses for non-driving personnel.

Net interest expense for the current quarter decreased approximately $1 million from first quarter 2019 primarily from lower interest rates.

The effective income tax rate increased to 26.5% in the current quarter compared to 22.7% in the first quarter 2019. The annual tax rate for 2020 is estimated to be 24.5%.

Segment Information:

Intermodal (JBI)

■ First Quarter 2020 Segment Revenue:	$1.15 billion; up 6%
■ First Quarter 2020 Operating Income:	$102 million; down 1%

Overall, intermodal volumes increased by 7% over the same period in 2019. Eastern network loads grew 1%, while Transcontinental loads grew by 11%. Through February, both tractor and container utilization were improved year-over-year as overall volume increases drove efficiencies in both the rail and dray network. COVID-19 volume related disruptions began to materialize in March and escalated through the end of the quarter. Revenue increased by 6%, reflecting 7% volume growth and offset by a 1% decline in gross revenue per load, which is determined by the combination of customer rates, fuel surcharges and freight mix. Excluding fuel, revenue per load was up less than 1% year-over-year.

Operating income decreased by 1% in the current quarter compared to prior year quarter. Current period revenue increases were offset by increases in rail purchased transportation costs, including the previously disclosed $8.2 million accrual related to our adjusted calculation of the revenue divisions owed to BNSF; empty repositioning and network balancing expenditures as the network fluidity was challenged due to atypical freight patterns during the quarter; higher personnel costs, primarily related to approximately $4.0 million for the one-time bonus; and higher costs for dray repositioning. The current period ended with approximately 96,500 units of trailing capacity and 5,490 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ First Quarter 2020 Segment Revenue:	$542 million; up 10%
■ First Quarter 2020 Operating Income:	$73 million; up 46%

DCS revenue increased 10% during the current quarter over the same period 2019. Productivity (revenue per truck per week) increased approximately 2% vs. 2019. Productivity excluding fuel surcharge revenue increased approximately 3% from a year ago primarily from customer rate increases, improved integration of assets between customer accounts, and increased customer supply chain fluidity largely attributed to a mild winter when compared to a year ago. A net additional 430 revenue producing trucks were in the fleet by the end of the quarter versus the year ago period. Customer retention rates remain above 98%.

Operating income increased by 46% from a year ago primarily from increased productivity of the fleet and the absence of any material implementation or weather-related costs in the current quarter when compared to the same quarter a year ago. DCS incurred approximately $6.5 million of the one-time bonus in the quarter.

Integrated Capacity Solutions (ICS)

● First Quarter 2020 Segment Revenue:	$335 million; up 12%
● First Quarter 2020 Operating Income/(Loss):	$(18.9 million); vs. $7.0 million in Q1’19

ICS revenue increased 12% compared to the first quarter 2019. Volumes increased 2% and revenue per load increased 9%, mostly due to customer freight mix changes. Contractual volumes represented approximately 74% of the total load volume and 64% of the total revenue in the current quarter compared to 68% and 51%, respectively, in first quarter 2019. Of the total reported ICS revenue, approximately $235 million was executed through the Marketplace for J.B. Hunt 360 compared to $186 million in first quarter 2019.

Operating income decreased by $26 million vs. the first quarter of 2019 primarily from a lower gross profit margin, increased costs to expand capacity and functionality of the Marketplace for J.B. Hunt 360, higher personnel costs, and increased digital marketing and advertising costs. Gross profit margins decreased to 9.6% in the current period from 16.5% in the same period last year primarily from a competitive pricing environment in the contractual business and tightening supply dynamics at various points throughout the quarter. ICS carrier base increased 13% and employee count increased 2% vs. first quarter 2019.

Final Mile Services (FMS)

■ First Quarter 2020 Segment Revenue:	$154 million; up 39%
■ First Quarter 2020 Operating Income/(Loss):	$(3.3 million); vs. $0.2 million in Q1’19

FMS revenue increased 39% during the current quarter over the same period 2019. Stop count within FMS increased 67% during the current quarter over the same period 2019 primarily from the February 2019 and December 2019 acquisitions. Productivity (revenue per stop) decreased approximately 17% vs. 2019 primarily from a shift in the mix of services to a more asset-light model as a result of the recent acquisitions.

Operating income decreased from a year ago by approximately $3 million primarily from increased investments to expand the FMS network, increased costs related to the temporary suspension of operations at several of our customers sites as a result of COVID-19, higher bad debt expense, and an incremental $1.2 million in noncash amortization expense attributable to the February 2019 and December 2019 acquisitions compared to the same period a year ago. The FMS portion of the one-time bonus was approximately $1.3 million.

Truck (JBT)

■ First Quarter 2020 Segment Revenue:	$105 million; up 3%
■ First Quarter 2020 Operating Income:	$2 million; down 75%

JBT revenue increased 3% from the same period in 2019. Revenue excluding fuel surcharges also increased 3% primarily from a 15% increase in load count partially offset by a 10% decrease in revenue per load compared to a year ago. Revenue per loaded mile decreased approximately 6% year-over-year while comparable contractual customer rates were down approximately 1% compared to the same period 2019. At the end of the period, JBT operated 1,887 tractors and 7,391 trailers compared to 2,043 and 6,785 one year ago, respectively.

Operating income decreased 75% from first quarter 2019. Benefits from the increased load count were offset by an increase in purchased transportation expense, lower rates, higher trailing related costs and increased technology spending. The JBT portion of the one-time bonus was approximately $0.5 million.

Cash Flow and Capitalization:

At March 31, 2020, we had a total of $1.30 billion outstanding on various debt instruments compared to $1.28 billion at March 31, 2019, and $1.30 billion at December 31, 2019. At March 31, 2020, we had cash and cash equivalents of $48 million.

Our net capital expenditures for the first quarter 2020 approximated $129 million compared to $212 million for the first quarter 2019.

In the first quarter 2020, we purchased approximately 798,000 shares of common stock for approximately $75 million. At March 31, 2020, we had approximately $520 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2020, approximated 105.5 million.

Conference Call Information:

The company will hold a conference call today at 4:00-5:00 p.m. CST to discuss the quarterly earnings. To participate in the call, dial 1-833-397-0851 (domestic) or 516-575-8759 (international) 15 minutes prior to the start of the call and provide the following conference ID: 9641307. A replay of the call will be posted on its website here later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2019. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,045,694		$1,855,341
Fuel surcharge revenues	235,132		234,286
Total operating revenues	2,280,826	100.0%	2,089,627	100.0%

Operating expenses
Rents and purchased transportation	1,136,151	49.8%	999,889	47.9%
Salaries, wages and employee benefits	574,249	25.2%	516,326	24.7%
Depreciation and amortization	130,095	5.7%	119,930	5.7%
Fuel and fuel taxes	101,123	4.4%	112,125	5.4%
Operating supplies and expenses	85,598	3.8%	78,172	3.7%
General and administrative expenses, net of asset dispositions	45,165	1.9%	45,038	2.2%
Insurance and claims	32,361	1.4%	28,994	1.4%
Operating taxes and licenses	13,312	0.6%	13,160	0.6%
Communication and utilities	8,031	0.4%	8,198	0.4%
Total operating expenses	2,126,085	93.2%	1,921,832	92.0%
Operating income	154,741	6.8%	167,795	8.0%
Net interest expense	12,036	0.5%	13,033	0.6%
Earnings before income taxes	142,705	6.3%	154,762	7.4%
Income taxes	37,871	1.7%	35,161	1.7%
Net earnings	$104,834	4.6%	$119,601	5.7%
Average diluted shares outstanding	106,950		109,664
Diluted earnings per share	$0.98		$1.09

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March
	2020		2019
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,149,720	50%	$1,088,099	52%
Dedicated	541,746	24%	491,439	24%
Integrated Capacity Solutions	335,494	15%	300,811	14%
Final Mile Services	153,629	7%	110,473	5%
Truck	104,925	4%	101,852	5%
Subtotal	2,285,514	100%	2,092,674	100%
Intersegment eliminations	(4,688)	(0%)	(3,047)	(0%)
Consolidated revenue	$2,280,826	100%	$2,089,627	100%

Operating income

Intermodal	$102,275	66%	$103,317	62%
Dedicated	72,890	47%	50,081	30%
Integrated Capacity Solutions	(18,898)	(12%)	6,964	4%
Final Mile Services	(3,300)	(2%)	164	0%
Truck	1,779	1%	7,239	4%
Other (1)	(5)	(0%)	30	0%
Operating income	$154,741	100%	$167,795	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March
	2020	2019

Intermodal

Loads	491,290	459,924
Average length of haul	1,678	1,652
Revenue per load	$2,340	$2,366
Average tractors during the period *	5,487	5,660
Tractors (end of period) *	5,492	5,671
Trailing equipment (end of period)	96,480	95,812

Dedicated

Loads	879,009	765,388
Average length of haul	163	172
Revenue per truck per week**	$4,326	$4,238
Average trucks during the period***	9,725	9,135
Trucks (end of period) ***	9,748	9,318
Trailing equipment (end of period)	27,673	26,457

Integrated Capacity Solutions

Loads	295,747	288,933
Revenue per load	$1,134	$1,041
Gross profit margin	9.6%	16.5%
Employee count (end of period)	1,166	1,147
Approximate number of third-party carriers (end of period)	87,100	77,300
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	695,200	585,400
Revenue (millions)	$234.9	$186.5

Final Mile Services

Stops	1,224,442	733,767
Average trucks during the period***	1,304	1,199

Truck

Loads	97,478	84,929
Loaded miles (000)	40,564	36,968
Nonpaid empty mile percentage	18.4%	19.1%
Revenue per tractor per week**	$4,012	$3,888
Average tractors during the period *	1,814	2,074

Tractors (end of period)
Company-owned	807	1,035
Independent contractor	1,080	1,008
Total tractors	1,887	2,043

Trailers (end of period)	7,391	6,785

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$48,454	$35,000
Accounts receivable, net	978,280	1,011,829
Prepaid expenses and other	371,235	434,470
Total current assets	1,397,969	1,481,299
Property and equipment	5,682,573	5,640,806
Less accumulated depreciation	2,064,273	2,019,940
Net property and equipment	3,618,300	3,620,866
Other assets, net	363,773	368,689
	$5,380,042	$5,470,854

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$497,649	$602,601
Claims accruals	265,540	279,590
Accrued payroll	75,736	68,220
Other accrued expenses	70,451	85,355
Total current liabilities	909,376	1,035,766

Long-term debt	1,302,756	1,295,740
Other long-term liabilities	170,944	173,241
Deferred income taxes	714,548	699,078
Stockholders' equity	2,282,418	2,267,029
	$5,380,042	$5,470,854

Supplemental Data
(unaudited)

	March 31, 2020	December 31, 2019

Actual shares outstanding at end of period (000)	105,461	106,213

Book value per actual share outstanding at end of period	$21.64	$21.34

	Three Months Ended March
	2020	2019

Net cash provided by operating activities (000)	$249,163	$250,741

Net capital expenditures (000)	$128,736	$212,146